EXHIBIT 99.1
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                       [TRUMP ENTERTAINMENT RESORTS LOGO]






FOR IMMEDIATE RELEASE:                                                  CONTACT:
May 11, 2007                         Dale Black, EVP and Chief Financial Officer
4:30 pm EST                                                       (609) 449-5556
                                         John Burke, EVP and Corporate Treasurer
                                                                  (212) 891-1500

                       TRUMP ENTERTAINMENT RESORTS REPORTS
                    PERMISSION FOR TWO-MEMBER AUDIT COMMITTEE


ATLANTIC CITY, NJ - Trump Entertainment Resorts, Inc. (the "COMPANY") (NASDAQ
NMS: TRMP) today reported that it has received notice from the Nasdaq Stock Market that, although it does not currently comply with the requirement of Nasdaq Marketplace Rule 4350(d)(2) mandating an audit committee of at least three members, it can rely on the temporary grace period of the rules allowing a two-member audit committee. The Company's Audit Committee currently has two members, a result of the recently announced resignation of Mr. Wallace B. Askins as a director. The rules permit, in the event of a vacancy, a two-member committee for a temporary period. The Company will fill the vacancy on its Audit Committee in the near future.

ABOUT OUR COMPANY
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Trump Entertainment Resorts, Inc. is a leading gaming company that owns and operates three properties. The Company's properties include Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City's Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company's Chairman and largest stockholder, conducts gaming activities and strives to provide customers with outstanding casino resort and entertainment experiences consistent with the Donald J. Trump standard of excellence. Trump Entertainment Resorts, Inc. is separate and distinct from Mr. Trump's real estate and other holdings.

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